Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

IMARA INC.

Imara Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.	The name of the Corporation is Imara Inc.

2.	Article FOURTH of the Restated Certificate of the Corporation, is hereby amended by replacing the first paragraph thereof with the following:

“FOURTH:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 410,000,000 shares, consisting of

(i)	400,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and

(ii)	10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

3.	This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 22nd day of February, 2023.

/s/ Rahul D. Ballal
Rahul D. Ballal
President and Chief Executive Officer

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